EXHIBIT 99.1



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         Proffitt's, Inc. and Carson Pirie Scott & Co. Announce Merger Agreement



              NOTE: The management of Proffitt's, Inc. has scheduled a conference call at 10:00 a.m. Eastern Time on Thursday, October 30, 1997, to discuss the proposed business combination of the two companies. To participate, please call 816/650-0613 (10 minutes prior to the call).

                        The management of Proffitt's, Inc. will host a luncheon in New York at the Pierre Hotel on Monday, November 3, 1997, at 12:00 noon to discuss the proposed merger. For luncheon reservations, please call Julissa Gonzalez at 212/816-8329.

              KNOXVILLE, Tenn. and MILWAUKEE, Wis. -- Oct. 29, 1997 -- Proffitt's, Inc. (NYSE:PFT) ("Proffitt's" or the "Company") and Carson Pirie Scott & Co. (NYSE:CRP) ("Carson's"), two of the nation's leading regional department store companies, jointly announced today that they have entered into an agreement and plan of merger in which the two companies will be combined, with Carson's, headquartered in Milwaukee, Wisconsin, becoming an operating division of Proffitt's, Inc. The Boards of Directors of Proffitt's and Carson's have approved the merger.
              Under the terms of the transaction, shareholders of Carson's will receive between 1.7 and 1.8 shares of Proffitt's, Inc. Common Stock for each share of Carson Pirie Scott & Co. Common Stock. This exchange ratio reflects Proffitt's 2-for-1 Common Stock split which was effective October 15, 1997. Proffitt's will issue approximately 29.7 million shares in the transaction, representing a transaction equity value of approximately $790 million, based upon Proffitt's October 24, 1997 closing stock price of $27.125 per share (which also reflects the stock split). The merger is expected to be completed in early 1998, subject to certain conditions, including regulatory approval under the Hart-Scott-Rodino Anti-Trust Act, regulatory approval under federal banking laws, an effective registration statement filed with the Securities and Exchange Commission, and approval by the shareholders of both companies. The combination has been structured as a tax-free transaction and will be accounted for as a pooling of interests.
              Proffitt's, Inc. is a leading regional department store company currently operating five divisions - the Proffitt's Division headquartered in Knoxville, Tennessee with 19 stores in Tennessee, Georgia, Kentucky, North Carolina, Virginia, and West Virginia; the McRae's Division headquartered in Jackson, Mississippi with 31 stores in Alabama, Mississippi, Florida, and Louisiana; the Younkers Division headquartered in Des Moines, Iowa with 50 stores in Iowa, Wisconsin, Michigan, Nebraska, Illinois, Minnesota, and South Dakota; the Parisian Division headquartered in Birmingham, Alabama

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         with 40 stores in Alabama, Georgia, Florida, Ohio, South Carolina,
         Tennessee, Indiana, Michigan, and Mississippi; and the Herberger's Division headquartered in St. Cloud, Minnesota with 37 stores in Minnesota, Montana, Nebraska, North Dakota, South Dakota, Wisconsin, Colorado, Illinois, Iowa, and Wyoming. The total Company operates 177 stores in twenty-four states.
              For the twelve months ended August 2, 1997, Proffitt's,
         Inc. achieved record sales of $2.2 billion, net income before non-recurring items of $67.3 million, and earnings per share before non-recurring items of $2.32. Primarily as a result of acquisitions, the Company has grown revenues and net earnings at annual compound rates of 96% and 71%, respectively, over the last four fiscal years.
              Carson Pirie Scott & Co. is a leading regional department store company with 52 department stores in Illinois, Wisconsin, Indiana, and Minnesota operating under the names of Carson
         Pirie Scott, Boston Store, and Bergner's. Carson's also operates four free-standing furniture stores in Illinois and Wisconsin. For the twelve months ended August 2, 1997,
         Carson's achieved sales of $1.143 billion, net income of $31.6 million, and operating earnings per share of $2.43. The
         Company has grown operating earnings per share at an annual compound rate of 12% over the last four fiscal years.
              Once the businesses are combined, Carson's will operate as a separate department store division of Proffitt's, Inc., with its divisional headquarters in Milwaukee. Merchandising, store operations, sales promotion, management information systems ("MIS"), and various support functions for the Carson's
         Division will remain in Milwaukee, and Carson's credit operations center will remain in Chicago. Stanton J. Bluestone will continue in his role as Chairman and Chief Executive
         Officer of Carson's. The Carson's organization will report through the Proffitt's, Inc. organizational structure.
              R. Brad Martin, Chairman and Chief Executive Officer of Proffitt's, Inc., and Stan Bluestone expressed their enthusiasm for the merger of the two companies. Mr. Martin stated, "We are very excited about combining the two premier regional department store companies in the country. This transaction will create the fourth largest traditional department store company in the United States, operating over 230 stores in 24 states with annual revenues in excess of $3.5 billion. This combination will produce an enterprise which will provide further opportunities for growth for our associates and our shareholders."
              Mr. Martin further commented, "Our Company has had a long-standing respect for Carson's management, merchandising strategies, customer service standards, and reputation in its markets and throughout the vendor community. The contiguous geographical relationship of our stores, with only limited market overlap, makes this combination a great fit. The addition of Carson's substantially strengthens our presence throughout the important Midwest,

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         particularly in the greater Chicago area, Milwaukee and central
         Illinois."
              Mr. Bluestone noted, "Proffitt's is indeed an ideal partner for Carson's. Proffitt's has a terrific culture and an exemplary reputation in the way it treats its associates, customers, and business partners. Our combination with Proffitt's will provide our associates and our shareholders with a bright future and a substantial interest in the fastest growing department store company in the country and in a company with a proven record for creating shareholder value through successful business combinations and solid financial performance. Proffitt's operating structure and philosophy will enable our organization to operate as a separate division within Proffitt's, Inc., while enjoying the many benefits of shared resources and economies of scale. We are confident that Proffitt's growth orientation will create further opportunities for our team."
              Mr. Martin noted, "This transaction will lower the financial leverage of Proffitt's, Inc., strengthening our balance sheet and providing additional flexibility for future growth opportunities. Upon the successful completion of the transaction, we expect our total debt to total capitalization will approximate 27% at year end, a decline from approximately
         40% presently.
              "We believe the addition of Carson's would be modestly accretive to the earnings of Proffitt's, Inc. beginning in 1998 even without the realization of synergies. Based upon achieving the 1998 synergies outlined below, we expect fully diluted earnings per share to approximate $1.77, adjusted for the 2-for-1 stock split, in 1998."
              Mr. Martin also noted, "We expect to realize synergies of approximately $10 million, $20 million, and $40 million, in 1998, 1999, and 2000, respectively, related to this transaction. As soon as practical, designated teams of managers from both Proffitt's and Carson's will begin their work in identifying synergies and best practices that will allow us to most effectively and efficiently operate our existing business and to further position the Company for additional growth."
              Cost reductions related to the merger are expected to come in several forms, such as through the elimination of certain duplicate corporate expenses. Additionally, many best practices of the two companies will be implemented throughout the combined corporation. Examples include shared technology and systems, enhanced logistics management at the distribution facilities, and the expansion of Carson's national credit card bank to the Company's other operating divisions. Savings will also be recognized on a combined basis through the purchasing power of increased scale in such areas as property and casualty insurance, associate benefits, advertising media, and supply purchasing.
              Martin concluded, "Through this merger, we believe there are opportunities to improve the merchandising operations of the combined business through strengthened vendor relationships,

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         development of key businesses and key brands, and
         further private brand development. Additionally, the Carson's MIS and credit operations will increase capacity in these important areas for the entire organization and will provide a platform and infrastructure to support future regional growth."
              Upon closing the transaction, the Company will incur certain non-recurring charges related to the business combination.
              In connection with executing the merger agreement, the Board of Directors of Carson's has rescinded the $20 million share repurchase program adopted in January 1997.
              This announcement is neither an offer of securities nor a solicitation of proxies. An offering will only be made by means of a prospectus which is part of an effective registration statement, and proxies will only be solicited pursuant to a definitive proxy statement.
              The forward-looking information presented in the press release is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management's assumptions.
              The forward-looking information and statements are based on a series of preliminary projections and estimates, are contingent upon the timely completion of the merger transaction with Carson's, and involve certain risks and uncertainties. Potential risks and uncertainties include such factors as the level of consumer spending for apparel and other merchandise carried by the Company, the competitive pricing environment within the department and specialty store industries, the effectiveness of planned advertising, marketing, and promotional campaigns, appropriate inventory management, realization of planned synergies, and effective cost containment.

              CONTACT:  Proffitt's, Inc., Knoxville
                        Julia Bentley, 423/981-6243
                        or
                        Carson Pirie Scott & Co., Milwaukee
                        Ed Carroll, 414/347-5340 (media)

                        Darren Jackson, 414/278-5787 (investors)